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                                                                   EXHIBIT 99(a)

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


HERBERT E. BEHRENS,                                          C.A. No. 17416NC

                         Plaintiff,
     -against-

AQUARION COMPANY, GEORGE W. EDWARDS, JR., RICHARD K. SCHMIDT,
JANET D. GREENWOOD, JOHN A. URQUHART, G. JACKSON RATCLIFFE,
GEOFFREY ETHERINGTON, EDGAR G. HOTARD, and JACK E. McGREGOR,

                         Defendants.


                            CLASS ACTION COMPLAINT
                            ----------------------

          Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

                                  THE PARTIES
                                  -----------

          1. Plaintiff Herbert Behrens is and was at all times relevant to this action a shareholder of Aquarion Company ("Aquarion" or the Company").

          2. Aquarion is a Delaware corporation, with principal offices located at 835 Main Street, Bridgeport, Connecticut. Aquarion is a holding company whose subsidiaries are engaged in the regulated utility business of public water supply and various non-utility businesses, including contract management of municipal water systems and ownership of a timber processing company.

          3. Defendant George W. Edwards, Jr., ("Edwards") is and was at all times relevant to this action Chairman of the Board of the Company.
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          4.  Defendant Richard K. Schmidt ("Schmidt") is and was at all times relevant to this action President and Chief Executive Officer of the Company.

          5. Defendants Janet D. Greenwood, John A. Urquhart, G. Jackson Ratcliffe, Geoffrey Etherington, Edgar G. Hotard, and Jack E. McGregor are and were at all times relevant to this action members of the Board of Directors of the Company.

          6. Non party Kelda Group plc (formerly known as Yorkshire Water plc) is a public limited company organized under the laws of England and Wales. It was incorporated in 1989, as part of the process of privatization of the United Kingdom water industry, as the holding company of Yorkshire Water Services Limited.

          7. The individual defendants (hereinafter, the "Individual Defendants"), have a fiduciary relationship and responsibility to plaintiff and the other shareholders of the Company and owe them the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

              8. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery on behalf of himself and all other shareholders of the Company (except defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant), who are or will be adversely affected by the conduct of the defendants as more fully described herein (the "Class").

              9. This action is properly maintainable as a class action for the following reasons:

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               (a)  The Class is so numerous that joinder of all members is impracticable. Aquarion has approximately 11.4 million shares of common stock outstanding owned by hundreds of record shareholders and many more beneficial holders;

               (b) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:
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                    (1)  whether defendants have breached their fiduciary duties owed to plaintiff and members of the class by their conduct complained of herein;

                    (2) whether defendants have breached their fiduciary obligations to plaintiff and members of the class by failing to maximize shareholder value; and

                    (3) whether plaintiff and the other members of the Class will be irreparably damaged by defendants' wrongful conduct complained of herein and if so, what is the proper remedy and/or measure of damages.

               (c) The claims of plaintiff are typical of the claims of the Class in that all members of the Class will be damaged alike by defendants' actions.

               (d) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Accordingly, plaintiff is an adequate representative of the Class.

               (e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class.

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               (f)  Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

                               CLAIM FOR RELIEF
                               ----------------

          10. On or about June 1, 1999, defendants announced that Aquarion and Kelda Group plc (formerly known as Yorkshire Water plc) had entered into an Agreement and Plan of Merger, dated as of May 31, 1999 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, the outstanding shares of Aquarion common stock will be converted into the right to receive $37.05 per share in cash, without interest. As a result of the Merger, Aquarion will become an indirect wholly-owned subsidiary of Kelda. The proposed transaction is subject to approval by the Company's shareholders.

          11. As alleged below, defendants breached their duty of loyalty to plaintiff and the Class by virtue of their failure to obtain the highest possible price for the Company in the auction process and by pursuing a tainted auction process.

Background Of The Merger
------------------------

          12. As set forth in the Proxy Statement filed on or about August 20, 1999, from time to time Aquarion has received unsolicited inquiries from other companies in the industry regarding the possibility of an acquisition of, or alternative strategic combinations with, Aquarion.

          13. At a meeting of the Aquarion Board in December 1998, the Individual Defendants determined to reevaluate Aquarion's strategic posture and, in connection

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therewith, defendants determined to engage a financial advisor to assist the
Board in making this evaluation. Toward that end, Morgan Stanley & Co. was retained in or about January 1999.

          14. In February 1999, the Aquarion Board adopted Morgan Stanley's recommendation of a targeted auction process to develop indications of value for Aquarion as part of its strategic review. The targeted auction process contemplated a two-step process involving, first, the solicitation by Aquarion of non-binding statements of interest and, thereafter, if Aquarion's Board authorized the second step of the process, invitations to selected potential bidders to perform intensive due diligence and to submit final binding proposals. The Proxy Statement is silent with regard to the process or rules, if any, imposed by Morgan Stanley & Co. or Aquarion in the auction process.

          15. In early March 1999, 11 of 13 potential acquirors (including Kelda) identified by the Company and Morgan Stanley entered into confidentiality agreements with Aquarion and received a Confidential Offering Memorandum.

          16. On April 15, 1999, nine companies (including Kelda) submitted non-binding proposals, including preliminary indications of interest. The ranges of these indications of interest and proposals exceeded the values suggested by the Company's existing strategic plans. The Proxy Statement is silent with regard to the range of prices contained in the various proposals.

          17. At its April 20, 1999 meeting, the Aquarion Board authorized management to proceed with the second phase of the bidding process. The Board authorized defendant Schmidt to meet with the five companies that had submitted the

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highest bids and with another company that increased its bid following its initial submission to be among the highest bids. The Proxy Statement is silent with regard to the identity of this sixth company or the circumstances of its bid increasing following an initial submission.

          18. On May 21, 1999, five of the six companies submitted final binding bids for Aquarion, including their markups of the forms of merger agreements proposed by Aquarion. Of the five bids, three contemplated cash mergers. Kelda's final binding proposal proportedly provided the highest value, $36.70 per Aquarion share in cash. The Proxy Statement is silent as to the range of the bids submitted or the extent to which the Kelda bid exceeded the other four bids submitted in the second phase. Apparently, no effort was made by Morgan Stanley or Aquarion to determine whether any bidder other than Kelda was prepared to bid in excess of $36.70 in cash.

          19. Following receipt of these bids, the Aquarion Board, at a special meeting held on May 25, 1999, directed its counsel to meet with Kelda and its counsel and to negotiate a form of merger agreement. No effort was made at that juncture to determine whether the other bidders would increase their bid for the Company nor, according to the Proxy Statement, was that subject discussed at the May 25, 1999 Board meeting.

          20. Over the next three days (from May 26-28), negotiations ensued between the Company and Kelda regarding the terms of the merger agreement in anticipation of an Aquarion special Board meeting expected to be called for Memorial Day, May 31, 1999.

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          21.  Early on Friday, May 28, 1999, representatives of another one of the five bidders that had submitted bids on May 21, 1999 (identified in the Proxy Statement only as "Bidder Two"), contacted Morgan Stanley on an unsolicited basis. Bidder Two's representatives advised Morgan Stanley that Bidder Two was prepared to increase its bid to $37.00 per share in cash. Bidder Two's bid also contemplated the payment to shareholders of a pro rata dividend up to the date of closing. The Proxy Statement is silent as to the amount of such pro rata dividend. The annual dividend previously paid to Aquarion's shareholders was $0.2775.

          22. Bidder Two was told that its proposal, although higher and better than the Kelda offer, would not be considered unless a new final binding bid in writing and a revised form of merger agreement were delivered to Aquarion by 5:00 p.m. that same day.

          23. That same morning, Kelda was informed, (according to the Proxy Statement, "without any further specific information"), that Aquarion had received "new information" to which it might be legally obligated to respond.

          24. Shortly after 5:00 p.m. on Friday, May 28, 1999, Bidder Two delivered its $37 bid to Morgan Stanley with a revised and signed form of merger agreement. Negotiations ensued over the terms of the merger agreement which negotiations ended on Sunday, May 30, 1999. Bidder Two's offer was scheduled to be reviewed at a special Board meeting tentatively called for May 31, 1999.

          25. The following morning, May 31, 1999, Morgan Stanley called each of Kelda and Bidder Two to advise them that Aquarion's Board would be meeting beginning

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at 9:00 p.m. that evening to determine an appropriate course of action. The
Proxy Statement is silent with regard to the content of the conversations between representatives of Morgan Stanley and Kelda. Moreover, the Proxy Statement does not disclose any other contacts between any other representatives of Kelda and Aquarion.

          26. Shortly before the commencement of the May 31, 1999 special Board meeting, Kelda contacted Morgan Stanley with an increased bid price of $37.05 per share, a $0.35 per share increase over Kelda's prior bid and just $0.05 per share over Bidder Two's bid. All other terms of Kelda's definitive form of agreement remained unchanged.

          27. The May 31, 1999 special Board meeting commenced shortly after 9:00 p.m. The Board was advised that Morgan Stanley was prepared to issue its fairness opinion with respect to either bid. The Board meeting ended with the approval of the Kelda bid. The Merger Agreement was announced the following morning.

          28. Prior to accepting the Kelda offer, no effort was made by the Aquarion Board of its representatives to determine whether Bidder Two was willing to raise its offer.

          29. Kelda raised its offer so that it exceeded Bidder Two's bid by a mere five cents per share enabling defendants and their financial advisor to pronounce that the two cash bids were roughly equivalent and enabling defendants to embrace the Kelda offer. Kelda could not have raised its bid so late in the bidding process and by just enough to meet Bidder Two's increased bid unless it was tipped by defendants or their agents as to the amount of Bidder Two's bid.

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          30.  Such action by defendants tainted the auction process (that was already flawed by defendants' apparent lack of interest in encouraging bidders to compete with one another) and constituted a breach of defendants' duty to maximize value in a sale of the Company.

          31. Defendants have failed and refused to take those steps necessary to ensure that Aquarion's shareholders will receive maximum value for their shares. Defendants failed to institute auction or bidding procedures best calculated to maximize shareholder value.

          32. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Aquarion's assets and businesses and/or have been and will be prevented from maximizing the value of their investment in Aquarion.

          33.  Plaintiff and the Class have no adequate remedy at law.

          WHEREFORE, plaintiff prays for judgment and relief as follows:

          (a) declaring this action to be a class action and certifying plaintiff as class representative;

          (b) enjoining, preliminarily and permanently, the proposed transaction complained of herein;

          (c) to the extent, if any, that the transaction or transactions complained of are consummated prior to the entry of this Court's final judgment, rescinding such transaction or transactions, or awarding the class rescissory damages;

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          (d)    directing that defendants account to plaintiff and the other members of the class for all damages caused to them;

          (e) awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

          (f) granting plaintiff and the other members of the class such other and further relief as may be just and proper.

                                    ROSENTHAL, MONHAIT, GROSS &
                                    GODDESS, P.A.


                              By:   /s/ [SIGNATURE ILLEGIBLE]
                                    __________________________________________
                                    Suite 1401, Mellon Bank Center
                                    P.O. Box 1070
                                    Wilmington, DE 19899-1070
                                    (302) 656-4433
                                    Attorneys for Plaintiff

OF COUNSEL:
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ABBEY, GARDY & SQUITIERI, LLP
212 East 39/th/ Street
New York, New York  10016
(212) 889-3700

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